Filed Pursuant to Rule 424(b)(2)

Registration No. 333-287303

Pricing Supplement to the Prospectus dated May 15, 2025, to the Prospectus Supplement dated May 15, 2025 and to the Underlying Supplement dated May 15, 2025.

Barclays Bank PLC
$19,625,000
Digital Basket-Linked Global Medium-Term Notes, Series A, due 2027

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (November 1, 2027) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the EURO STOXX 50® Index (40.00% initial weight), the TOPIX® Index (25.00% initial weight), the FTSE® 100 Index (17.00% initial weight), the Swiss Market Index (11.00% initial weight) and the S&P/ASX 200 Index (7.00% initial weight) as measured from and including the trade date (September 10, 2026) to and including the determination date (October 28, 2027). The initial basket level is 100 and the final basket level on the determination date will equal the sum of the following, calculated for each basket underlier: (i) the final underlier level for that basket underlier on the determination date divided by (ii) the initial underlier level for that basket underlier multiplied by (iii) the initial weighted value for that basket underlier (which is the initial weight of that basket underlier times the initial basket level). If the final basket level on the determination date is greater than or equal to the initial basket level, you will receive the maximum settlement amount, which is equal to the threshold settlement amount of $1,077.20 for each $1,000 face amount of your notes. If the final basket level is less than the initial basket level, you will receive the face amount of your notes at maturity but will not receive any positive return on your investment.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-3 of this pricing supplement) by the relevant U.K. resolution authority.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•	if the basket return is positive or zero (the final basket level is greater than or equal to the initial basket level), the maximum settlement amount; or

•	if the basket return is negative (the final basket level is less than the initial basket level), $1,000.

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weighting of each basket underlier, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index and the S&P/ASX 200 Index.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page PS-2 in this pricing supplement.

Your investment in the notes involves certain risks, including among other things, our credit risk and the risk of exercise of any U.K. Bail-in Power. See “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes” beginning on page PS-17 of this pricing supplement so that you may better understand those risks.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

	Initial Issue Price†	Price to Public†	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000 (face amount)	100% of face amount	0.76% of face amount	99.24% of face amount
Total	$19,625,000	$19,625,000	$149,150	$19,475,850

†	Our estimated value of the notes on the trade date, based on our internal pricing models, is $988.50 per note. The estimated value is less than the initial issue price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

‡	Barclays Capital Inc. will receive commissions from the issuer equal to 0.76% of the face amount of the notes, or $7.60 per $1,000 face amount of your notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

The notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other affiliate of Barclays Bank PLC may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Barclays Bank PLC or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated September 10, 2026

SUMMARY INFORMATION

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Additional Risk Factors Specific to Your Notes” on page PS-17 of this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●

Prospectus dated May 15, 2025:
http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

●

Prospectus supplement dated May 15, 2025:
http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

●

Underlying supplement dated May 15, 2025:
http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the trade date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the trade date is less than the initial issue price of the notes. The difference between the initial issue price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes. These other costs will include a fee paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

Our estimated value on the trade date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the trade date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Additional Risk Factors Specific to Your Notes” on page PS-17 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Additional Risk Factors Specific to Your Notes—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

KEY TERMS

Issuer: Barclays Bank PLC

Basket underliers and initial weights:

Basket Underlier	Basket Underlier Sponsor	Bloomberg Ticker Symbol	Initial Weight
EURO STOXX 50® Index	STOXX Limited	SX5E <Index>	40.00%
TOPIX® Index	JPX Market Innovation & Research, Inc.	TPX <Index>	25.00%
FTSE® 100 Index	FTSE Russell	UKX <Index>	17.00%
Swiss Market Index	SIX Swiss Exchange	SMI <Index>	11.00%
S&P/ASX 200 Index	S&P Dow Jones Indices LLC	AS51 <Index>	7.00%

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $19,625,000 in the aggregate for all the notes

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes—Risks Relating to the Notes Generally—If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount or a Discount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-17 of this pricing supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the initial basket level, the threshold settlement amount; or

•	if the final basket level is less than the initial basket level, $1,000.

Any payment on the notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC, and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is equal to the product of the initial weight of that basket underlier times the initial basket level. The initial weighted value of each basket underlier is shown in the table below:

Basket Underlier	Initial Weighted Value
EURO STOXX 50® Index	40.00
TOPIX® Index	25.00
FTSE® 100 Index	17.00
Swiss Market Index	11.00
S&P/ASX 200 Index	7.00

Initial underlier level: 6,268.97 with respect to the EURO STOXX 50® Index, 4,054.58 with respect to the TOPIX® Index, 10,608.92 with respect to the FTSE® 100 Index, 13,740.10 with respect to the Swiss Market Index and 8,819.364 with respect to the S&P/ASX 200 Index, which are the closing levels of the basket underliers on the trade date

Final underlier level: with respect to each basket underlier, the closing level of that basket underlier on the determination date, subject to adjustment in limited circumstances as provided under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-91 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-98 of the accompanying prospectus supplement; and subject to market disruption events and non-trading days as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” on page S-87 of the accompanying prospectus supplement and “—Determination date” below

Final basket level: the sum of the following, calculated for each basket underlier: (1) the final underlier level for that basket underlier divided by the initial underlier level for that basket underlier times (2) the initial weighted value of that basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Threshold settlement amount: $1,077.20

Cap level: 107.72% of the initial basket level

Maximum settlement amount: $1,077.20

Trade date: September 10, 2026

Original issue date (settlement date): September 15, 2026

Determination date: October 28, 2027, subject to postponement in the event of a market disruption event or non-trading day with respect to a basket underlier as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” on page S-87 of the accompanying prospectus supplement; provided, however, that notwithstanding anything to the contrary in the accompanying prospectus supplement, if no market disruption event or non-trading day exists with respect to a basket underlier on the originally scheduled determination date, such basket underlier’s final underlier level shall be determined on the originally scheduled determination date. To the extent that a market disruption event or non-trading day exists with respect to a basket underlier on the originally scheduled determination date, the final underlier level of that disrupted basket underlier shall be determined in accordance with the procedures set forth under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” on page S-87 of the accompanying prospectus supplement. In the event that the determination of the final underlier level of one or more disrupted basket underliers is postponed, the determination date shall be deemed to occur (i) on the date that the final underlier level of the disrupted basket underlier is determined, or (ii) if the determination of the final underlier level of more than one basket underlier is postponed, on the latest date that the final underlier level of any of the disrupted basket underliers is determined. For the avoidance of doubt, in no event will the determination date be postponed by more than five trading days.

Stated maturity date: November 1, 2027. The maturity date will be postponed if the determination date is postponed due to the occurrence or continuance of a market disruption event or a non-trading day on the determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled determination date to and including the actual determination date. The maturity date will also be postponed if that date is not a business day. See “Terms of the Notes—Payment Dates” on page S-46 of the accompanying prospectus supplement, “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset” on page S-87 of the accompanying prospectus supplement and “—Determination date” above.

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption right or price dependent redemption right

Closing level: as provided on page S-86 of the accompanying prospectus supplement. The closing level of a basket underlier reported on the Bloomberg Professional® service (“Bloomberg”) page for that basket underlier may be lower or higher than the official closing level of such basket underlier published by the applicable basket underlier sponsor. In certain circumstances, the closing level of a basket underlier will be based on the alternate calculation of that basket underlier described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-91 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-98 of the accompanying prospectus supplement.

Business day: as defined under “Terms of the Notes—Business Day” on page S-47 of the accompanying prospectus supplement

Trading day: notwithstanding anything to the contrary in the accompanying prospectus supplement, when we refer to a trading day with respect to the TOPIX® Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index, we mean a day, as determined by the calculation agent in its sole discretion, on which (i) each of the relevant exchanges on which each basket underlier stock composing such basket underlier is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange; and (ii) such basket underlier is calculated and published by the applicable basket underlier sponsor. When we refer to a trading day with respect to the EURO STOXX 50® Index, we mean a day, as determined by the calculation agent in its sole discretion, on which such basket underlier is calculated and published by its underlier sponsor.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-115 of the accompanying prospectus supplement

Tax consequences: you should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

Assuming the treatment described above is correct, and based on current market conditions, in the opinion of our special tax counsel, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Comparable Yield and Projected Payment Schedule: We have determined that the “comparable yield” for the notes is a rate of 5.05% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,057.86 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per Note)	Total Interest Deemed to Have Accrued from Original Issue Date (per Note)
September 15, 2026 through December 31, 2026	$14.86	$14.86
January 1, 2027 through November 1, 2027	$43.00	$57.86

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page S-101 of the accompanying prospectus supplement

Supplemental plan of distribution: we have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the face amount of the notes at the price specified on the cover of this pricing supplement. The agent has committed to take and pay for all of the notes, if any are taken. The agent proposes initially to offer the notes to the public at the initial issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at that price less a concession of 0.76% of the face amount.

We expect that delivery of the notes will be made against payment for the notes on the original issue date, which is more than one business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

We have been advised by Barclays Capital Inc. that it intends to make a market in the notes. However, neither Barclays Capital Inc. nor any of our affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: Barclays Bank PLC

CUSIP no.: 06749JUR0

ISIN no.: US06749JUR03

Conflicts of interest: Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Barclays Capital Inc. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

FDIC: the notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUPPLEMENTAL TERMS OF THE NOTES

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying prospectus supplement will be deemed to refer to the corresponding term used in this pricing supplement as set forth in the table below:

Prospectus Supplement Term	Pricing Supplement Term
Reference asset	basket underlier
Payment at maturity	cash settlement amount
Maturity date	stated maturity date
Principal amount	face amount
Initial level	initial underlier level
Final level	final underlier level
Initial valuation date	trade date
Scheduled trading day	trading day
Reference asset sponsor	basket underlier sponsor

In addition, the following terms used in this pricing supplement are not used with respect to the notes in the accompanying prospectus, prospectus supplement and underlying supplement: initial weight, initial basket level, initial weighted value, final basket level, basket return, cap level, maximum settlement amount and threshold settlement amount. Accordingly, please refer to “Key Terms” on PS-4 of this pricing supplement for the definitions of these terms. Other terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. Additionally, if information in this pricing supplement is inconsistent with the accompanying prospectus, prospectus supplement or underlying supplement, this pricing supplement will supersede those documents.

Notwithstanding anything to the contrary under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-91 of the accompanying prospectus supplement, if a successor index is selected by the calculation agent as described in that section with respect to a basket underlier, the calculation agent may in its sole discretion adjust the initial underlier level, any level derived from the initial underlier level and/or any closing level of that successor index with a view toward offsetting, to the extent practicable, any difference in the relative levels of the original basket underlier and the successor index at the time the original basket underlier is replaced by the successor index, but the calculation agent may not adjust any other term of the notes, except as provided under “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-98 of the accompanying prospectus supplement.

The provisions set forth under “Terms of the Notes—Change-in-Law Events” on page S-51 of the accompanying prospectus supplement are not applicable to the notes.

SELECTED PURCHASE CONSIDERATIONS

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek a fixed return if the final basket level is greater than or equal to the initial basket level.

•	You do not anticipate that the final basket level will be less than the initial basket level, and you are willing and able to accept the risk that, if it is, you will not earn any positive return on your notes.

•	You understand and accept that any positive return on the notes will be limited by the threshold settlement amount, and you will not participate in any positive performance of the basket above the cap level, which may be significant.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the basket underlier stocks, nor will you have any voting rights with respect to the issuers of the basket underlier stocks.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the final basket level will be less than the initial basket level, or you are unwilling or unable to accept the risk that, if it is, you will not earn any positive return on your notes.

•	You seek an investment with uncapped exposure to any positive performance of the basket.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the basket underlier stocks.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the notes. You should reach a decision whether to invest in the notes after carefully considering, with your advisors, the appropriateness of the notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the notes for investment.

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the basket underliers on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and final underlier levels that are entirely hypothetical; no one can predict what the closing level of any basket underlier will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past—meaning that the closing levels of the basket underliers have each changed considerably in relatively short periods—and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date will, and the price you may receive for your notes may, be significantly less than the initial issue price. For more information on the value of your notes in the secondary market, see “Risk Factors” on page S-9 of the accompanying prospectus supplement and “Additional Risk Factors Specific to Your Notes— Risks Relating to the Estimated Value of the Notes and the Secondary Market—The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes” on page PS-21 of this pricing supplement. The information in the table also reflects the key hypothetical terms and assumptions in the following box.

Key Hypothetical Terms and Assumptions
Face amount	$1,000
Cap level	107.72% of the initial basket level
Threshold settlement amount	$1,077.20
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
No change in or affecting any of the basket underlier stocks or the methods by which the applicable basket underlier sponsor calculates any basket underlier
Notes purchased on original issue date for the initial issue price noted on the cover page of this pricing supplement and held to the stated maturity date

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical closing levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical closing levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers” below. Before investing in the notes, you should consult publicly available information to determine the levels of each basket underlier between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, each based on the corresponding hypothetical final basket level

(expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	107.720%
140.000%	107.720%
130.000%	107.720%
120.000%	107.720%
110.000%	107.720%
107.720%	107.720%
105.000%	107.720%
102.500%	107.720%
100.000%	107.720%
99.999%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of each $1,000 face amount of your notes, as shown in the table above. Additionally, if the final basket level were determined to be 100.000% or more of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to the threshold settlement amount, or 107.720% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would not receive more than the threshold settlement amount for each $1,000 face amount of your notes, regardless of the extent to which the final basket level may be greater than the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis). The chart also shows that any hypothetical final basket level of greater than or equal to 100.000% (the section right of the 100.000% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity based on hypothetical final underlier levels, calculated based on the key terms and assumptions above. The hypothetical initial underlier level for each basket underlier of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial underlier level for that basket underlier. For historical closing levels of the basket underliers, please see the historical information set forth below under “The Basket and the Basket Underliers.”

The levels in Column A represent the hypothetical initial underlier levels for each basket underlier, and the levels in Column B represent the hypothetical final underlier levels for each basket underlier. The percentages in Column C represent the hypothetical final underlier levels in Column B expressed as percentages of the corresponding hypothetical initial underlier levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The numbers shown below may have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	140.00	140.00%	40.00	56.00
TOPIX® Index	100.00	135.00	135.00%	25.00	33.75
FTSE® 100 Index	100.00	135.00	135.00%	17.00	22.95
Swiss Market Index	100.00	130.00	130.00%	11.00	14.30
S&P/ASX 200 Index	100.00	165.00	165.00%	7.00	11.55
			Final Basket Level		138.55
			Basket Return		38.55%

In this example, each of the hypothetical final underlier levels is greater than the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 138.55, the hypothetical cash settlement amount will be capped at the hypothetical maximum settlement amount of $1,077.20 for each $1,000 face amount of your notes.

Example 2: The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	105.00	105.00%	40.00	42.00
TOPIX® Index	100.00	100.00	100.00%	25.00	25.00
FTSE® 100 Index	100.00	110.00	110.00%	17.00	18.70
Swiss Market Index	100.00	103.00	103.00%	11.00	11.33
S&P/ASX 200 Index	100.00	108.00	108.00%	7.00	7.56
			Final Basket Level		104.59
			Basket Return		4.59%

In this example, each of the hypothetical final underlier levels is greater than or equal to the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 104.59, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal $1,077.20 for each $1,000 face amount of your notes.

Example 3: The final basket level is less than the initial basket level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	40.00	16.00
TOPIX® Index	100.00	70.00	70.00%	25.00	17.50
FTSE® 100 Index	100.00	100.00	100.00%	17.00	17.00
Swiss Market Index	100.00	115.00	115.00%	11.00	12.65
S&P/ASX 200 Index	100.00	115.00	115.00%	7.00	8.05
			Final Basket Level		71.20
			Basket Return		-28.80%

In this example, the hypothetical final underlier levels of the EURO STOXX 50® Index and the TOPIX® Index are less than their applicable hypothetical initial underlier levels, while the hypothetical final underlier level of the FTSE® 100 Index is equal to its hypothetical initial underlier level and the hypothetical final underlier levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial underlier levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the higher weighted basket underliers. In this example, the large declines in the levels of the EURO STOXX 50® Index and the TOPIX® Index result in the hypothetical final basket level being less than 100.00 even though the level of the FTSE® 100 Index remained unchanged and the levels of the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level is 71.20 and is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal $1,000.

Example 4: The final basket level is less than the initial basket level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	40.00	16.00
TOPIX® Index	100.00	65.00	65.00%	25.00	16.25
FTSE® 100 Index	100.00	70.00	70.00%	17.00	11.90
Swiss Market Index	100.00	80.00	80.00%	11.00	8.80
S&P/ASX 200 Index	100.00	60.00	60.00%	7.00	4.20
			Final Basket Level		57.15
			Basket Return		-42.85%

In this example, each of the hypothetical final underlier levels is less than the applicable hypothetical initial underlier level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 57.15 and is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal $1,000.

The cash settlement amounts shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.

Please read “Additional Risk Factors Specific to Your Notes—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of Your Notes” on page PS-21 of this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

Additional Risk Factors Specific to Your Notes

An investment in the notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. Investing in the notes is not equivalent to investing directly in the basket underlier stocks, i.e., the stocks composing the basket underliers. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

You May Not Receive Any Positive Return On Your Notes

You will receive a positive return on your investment in the notes only if the final basket level is greater than or equal to the initial basket level. If the final basket level is less than the initial basket level, you will receive only the face amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the basket remains flat or appreciates, the return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Payment on the Notes Is Limited to the Threshold Settlement Amount

Your ability to participate in any change in the value of the basket over the term of your notes will be limited because of the maximum settlement amount (which is equal to the threshold settlement amount). The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the initial basket level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket underliers.

Correlation (or Lack of Correlation) of Performances Among the Basket Underliers May Adversely Affect Your Return on the Notes, and Changes in the Value of One or More of the Basket Underliers May Offset Each Other

Movements in the levels of the basket underliers may not correlate with each other. At a time when the level of one or more basket underliers increases, the levels of the other basket underliers may not increase as much, or may even decline in value. Therefore, in calculating the basket underliers’ performance on the determination date, an increase in the level of one or more basket underliers may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket underliers. Further, because the basket underliers are unequally weighted, increases in the levels of the lower-weighted basket underliers may be offset by even small decreases in levels of the more heavily weighted basket underliers. In addition, however, high correlation of movements in the levels of the basket underliers could adversely affect your return on the notes during periods of negative performance of the basket underliers.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount or a Discount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount or a discount to face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to the face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Any Payment on the Notes Will Be Determined Based on the Closing Levels of the Basket Underliers on the Dates Specified

Any payment on the notes will be determined based on the closing levels of the basket underliers on the dates specified. You will not benefit from any more favorable values of the basket underliers determined at any other time.

No Interest or Dividend Payments or Voting Rights or Rights to Receive Any Basket Underlier Stock

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the basket underlier stocks would have. Furthermore, investing in the notes will not make you a holder of any of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

As discussed above under “Tax Consequences” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the notes over their term based on the comparable yield for the notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

Credit of Issuer

The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Underliers

Adjustments to the Basket Underliers Could Adversely Affect the Value of the Notes

A basket underlier sponsor may add, delete, substitute or adjust the basket underlier stocks composing that basket underlier or make other methodological changes to that basket underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of a basket underlier in the event of certain material changes in or modifications to that basket underlier. In addition, a basket underlier sponsor may also discontinue or suspend calculation or publication of that basket underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued basket underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that basket underlier. Any of these actions could adversely affect the value of the relevant basket underlier and, consequently, the value of the notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” on page S-91 of the accompanying prospectus supplement, as modified by “Supplemental Terms of the Notes” above, and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” on page S-98 of the accompanying prospectus supplement.

No Direct Exposure to Fluctuations in Foreign Exchange Rates

The basket underliers are composed of non-U.S. securities denominated in currencies other than the U.S. dollar. Because the levels of the basket underliers are also calculated in their respective non-U.S. currencies (and not in U.S. dollars), the performance of the basket underliers will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the notes determined based on the performance of the basket underliers will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the notes will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

Non-U.S. Securities Markets Risks

The basket underlier stocks are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Risks Relating to Conflicts of Interest

We and Our Affiliates, and Any Dealer Participating in the Distribution of the Notes, May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the basket underliers or basket underlier stocks.  In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments.  Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, we will also act as the calculation agent for the notes.  As calculation agent, we will determine any values of the basket underliers and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

Lack of Liquidity

The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

Many Economic and Market Factors Will Impact the Value of Your Notes

In addition to the levels of the basket underliers, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the basket underliers; the time to maturity of the notes; the dividend rates on the basket underlier stocks; exchange rates; interest and yield rates in the market generally; supply and demand for the notes; a variety of economic, financial, political, regulatory or judicial events; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes

The estimated value of your notes on the trade date is lower than the initial issue price of your notes. The difference between the initial issue price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes. These other costs will include a fee paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market

The estimated value of your notes on the trade date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

The Estimated Value of Your Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions

The estimated value of your notes on the trade date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes

The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (described above under “Many Economic and Market Factors Will Impact the Value of Your Notes”), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the initial issue price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the maturity date could result in a substantial loss to you.

The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes

Assuming that all relevant factors remain constant after the trade date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the trade date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is an unequally weighted basket composed of five indices with the initial weights within the basket set forth in the table below.

Basket Underlier Information as of September 10, 2026
Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
EURO STOXX 50® Index	SX5E	40.00%	6,268.97
TOPIX® Index	TPX	25.00%	4,054.58
FTSE® 100 Index	UKX	17.00%	10,608.92
Swiss Market Index	SMI	11.00%	13,740.10
S&P/ASX 200 Index	AS51	7.00%	8,819.364

The graph below sets forth the performance of the basket from January 4, 2021 through September 10, 2026 assuming the basket underliers are weighted as set forth above on January 4, 2021 and that the initial basket level was 100 on January 4, 2021. You cannot predict the future performance of any basket underlier or of the basket as a whole, or whether increases in the level of any basket underlier will be offset by decreases in the levels of the other basket underliers. The historical performance of the basket and the degree of correlation between the value trends of the basket underliers (or lack thereof) should not be taken as an indication of the future performance of the basket. We cannot give you any assurance that the future performance of the basket or the basket underliers will result in your receiving more than the face amount of your notes on the stated maturity date.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

In addition, information about the SX5E Index may be obtained from other sources, including, but not limited to, the SX5E Index sponsor’s website (including information regarding the SX5E Index’s (i) top ten constituents and their weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the SX5E Index is accurate or complete.

Historical Closing Levels of the SX5E Index

You should not take the historical levels of the SX5E Index as an indication of the future performance of the SX5E Index. The closing level of the SX5E Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SX5E Index during any period shown below is not an indication that the SX5E Index is more or less likely to increase or decrease at any time during the term of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the SX5E Index. The actual performance of the SX5E Index over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following graph sets forth the historical performance of the SX5E Index based on the daily closing levels from January 4, 2021 through September 10, 2026.

The TOPIX® Index

The TOPIX® Index (the “TPX Index”) is a capped free float-adjusted market capitalization-weighted index of domestic common stocks listed on the Tokyo Stock Exchange covering an extensive portion of the Japanese stock market. For more information about the TPX Index, see “Indices—The TOPIX® Index” in the accompanying underlying supplement.

In addition, information about the TPX Index may be obtained from other sources, including, but not limited to, the TPX Index sponsor’s website (including information regarding the TPX Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the TPX Index is accurate or complete.

Historical Closing Levels of the TPX Index

You should not take the historical levels of the TPX Index as an indication of the future performance of the TPX Index. The closing level of the TPX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the TPX Index during any period shown below is not an indication that the TPX Index is more or less likely to increase or decrease at any time during the term of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the TPX Index. The actual performance of the TPX Index over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following graph sets forth the historical performance of the TPX Index based on the daily closing levels from January 4, 2021 through September 10, 2026.

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX Index”) measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

In addition, information about the UKX Index may be obtained from other sources, including, but not limited to, the UKX Index sponsor’s website (including information regarding the UKX Index’s (i) top five constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the UKX Index is accurate or complete.

Historical Closing Levels of the UKX Index

You should not take the historical levels of the UKX Index as an indication of the future performance of the UKX Index. The closing level of the UKX Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the UKX Index during any period shown below is not an indication that the UKX Index is more or less likely to increase or decrease at any time during the term of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the UKX Index. The actual performance of the UKX Index over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following graph sets forth the historical performance of the UKX Index based on the daily closing levels from January 4, 2021 through September 10, 2026.

The Swiss Market Index

The Swiss Market Index (the “SMI Index”) is a free-float adjusted market capitalization-weighted price return index that includes 20 of the largest and most liquid companies of the Swiss equity market. For more information about the SMI Index, see “Indices—The Swiss Market Index” in the accompanying underlying supplement.

In addition, information about the SMI Index may be obtained from other sources, including, but not limited to, the SMI Index sponsor’s website (including information regarding the SMI Index’s (i) top ten constituents and their weightings and (ii) sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the SMI Index is accurate or complete.

Historical Closing Levels of the SMI Index

You should not take the historical levels of the SMI Index as an indication of the future performance of the SMI Index. The closing level of the SMI Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the SMI Index during any period shown below is not an indication that the SMI Index is more or less likely to increase or decrease at any time during the term of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the SMI Index. The actual performance of the SMI Index over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following graph sets forth the historical performance of the SMI Index based on the daily closing levels from January 4, 2021 through September 10, 2026.

The S&P/ASX 200 Index

The S&P/ASX 200 Index (the “AS51 Index”) measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For more information about the AS51 Index, see “Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

In addition, information about the AS51 Index may be obtained from other sources, including, but not limited to, the AS51 Index sponsor’s website (including information regarding the AS51 Index’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the AS51 Index is accurate or complete.

Historical Closing Levels of the AS51 Index

You should not take the historical levels of the AS51 Index as an indication of the future performance of the AS51 Index. The closing level of the AS51 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the AS51 Index during any period shown below is not an indication that the AS51 Index is more or less likely to increase or decrease at any time during the term of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the AS51 Index. The actual performance of the AS51 Index over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following graph sets forth the historical performance of the AS51 Index based on the daily closing levels from January 4, 2021 through September 10, 2026.

Validity of the notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.